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                                                                  Exhibit 10.13

White Pine Software
40 Simon Street
Nashua, NH 03060-3043
Phone: 603-886-9050
Fax: 603-886-9051
AppleLink: WHITEPINE
Internet: info@wpine.com



July 29, 1996

Brian Lichorowic
217 Andover Court, NE
Leesburg, VA 20176

Dear Brian:

White Pine Software is pleased to confirm our offer with you for the position of Vice President of Marketing, reporting to Howard Berke, President/CEO.

You will be responsible for Marketing Communications, Public Relations, Product Management, Strategic Planning, Creative Services, and Technical Marketing departments. The Company will provide you with a multi-media notebook computer and cellular phone for office and business travel use.

Subject to Board of Directors approval, you will be recommended for a grant of 50,000 incentive stock options. (Fair market value strike price as determined by the Board of Directors is to be recommended to be seven dollars per share; a three year, monthly vesting period; cliff vesting at six-month tenure anniversary; six-month eligibility period to be waived).

The base salary is $3,750 per pay period. Payroll is distributed semi-monthly, the fifteen and thirty-first of each moth. This offer includes a salary increase to $4,166.66 per pay period following the earlier of successful completion of the IPO, but no later than April 1, 1997.

The compensation plan will include:

- Revenue performance bonus plan based upon at least 80% achievement of productline revenue projections for the connectivity and conferencing product lines. Each bonus amount to be $20,000. That is a $40,000 bonus pool based upon 100% achievement of revenue goals; pro-rated for half-year FY'96 tenure. Assessment and payment on a quarterly basis against company plans.

- Incentive commission to focus upon and achieve closure of OEM, strategic and ISP/RBOC business partnerships; expected payment of $10,000 overall with specific account achievements. Bonuses paid may exceed $10K based upon successful completion of strategic partnering.

- Subjective assessment, up to $10,000, by the president/CEO, subject to Board of Directors approval at the scheduled board meeting following conclusion of E & Y FY'96 audit (pro-rated for half-year tenure).

- $10,000 signing bonus; half to be paid after 90-days of employment, remainder to be paid after 180-days of employment.

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The benefit package will include four weeks earned-time to be accrued the first year of employment (this represents one week more than is offered to new employees at White Pine Software.

You will be reimbursed for documented relocation for you and your family, storage, temporary housing, and related expenses (payment of which not-to-exceed $25,000; to be repaid in-full if you voluntarily terminate your employment within one year). In addition you will be reimbursed for up to two round-trip tickets per month, for the next three months, from Boston (or Manchester, NH) to Virginia to visit your family.

Furthermore, as an accommodation to the relocation of your spouse, work space will be provided for her, subject to availability of open cubicles.

After your first six-months of employment, White Pine Software agrees to provide you with up to three month's severance in the event you are involuntarily terminated; unless for cause; "Cause" as defined under New Hampshire labor law.

We feel you are an excellent fit for the needs of our company. We also feel we will be able to provide you with opportunities to achieve some of your personal and professional goals. We look forward to having you as part of White Pine Software and a member of our senior management.

Given our current financing activities and the need to recruit a replacement VP of Marketing as soon as practical, this offer is contingent on your signed acceptance by end of day Monday, August 5, 1996 and your starting between August 19 and August 26, 1996.

Listed below are the steps you must take to accept employment with White Pine
Software:

1.  Complete and sign the enclosed employment application.

2.  Complete and sign the enclosed secrecy agreement.

3.  Sign the Acceptance space at the end of this letter.

Sincerely,

/s/ Howard R. Berke
Howard Berke
President/CEO

ACCEPTANCE

I accept White Pine Software's offer of employment described in this letter.

/s/ B. Lichorowic                      /s/ H. R. Berke
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